UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

Aerie Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36152	20-3109565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

135 US Highway 206, Suite 15

Bedminster, New Jersey 07921

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code: (908) 470-4320

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Note Purchase Agreement and Convertible Notes

On September 8, 2014, Aerie Pharmaceuticals, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Private Design Fund III, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. (each, a “Purchaser” and collectively, the “Purchasers” or “Deerfield”), pursuant to which the Company agreed to issue and sell to Deerfield $125.0 million aggregate principal amount of senior secured convertible notes (the “Convertible Notes”). The Company will sell the Convertible Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. The closing of the Convertible Notes is expected to occur on a date not less than fifteen (15) business days following the date of the Note Purchase Agreement, unless otherwise agreed by the Company and Deerfield, subject to the satisfaction of customary closing conditions. The proceeds from the Convertible Notes are intended to be used for the continued advancement of development activities for the Company’s clinical-stage product pipeline and for general corporate purposes and strategic growth opportunities.

The Convertible Notes will bear interest at a rate of 1.75% per annum payable quarterly in arrears on the first business day of each January, April, July and October, commencing on January 1, 2015. The Convertible Notes will mature on the seventh anniversary from the date of issuance, unless earlier converted. The Convertible Notes will constitute a general, senior secured obligation of the Company, secured by a first priority security interest in substantially all of the assets of the Company, as described below under “Security Agreement.” At closing, the Company will pay Deerfield a fee of $625,000. In addition, the Company is required to reimburse Deerfield for certain expenses incurred by Deerfield in connection with the transactions contemplated by the Note Purchase Agreement.

Although the Convertible Notes are not currently subject to prepayment at the option of the Company, the Company and Deerfield have agreed to make a good faith effort to reach agreement on an amendment to the Note Purchase Agreement that would permit the Company to prepay the Convertible Notes, in whole or in part, at the Company’s option.

The Convertible Notes are convertible at any time and from time at the option of the Purchasers, in whole or in part, into shares of common stock, par value $0.001, of the Company (the “Common Stock”), including upon the repayment of the Convertible Notes at maturity. However, upon conversion, the Purchasers (together with their affiliates) are limited to a 9.985% ownership cap in shares of Common Stock (the “9.985% Cap”). The 9.985% Cap would remain in place upon any assignment of the Convertible Notes by the Purchasers.

The initial conversion price is $24.80 per share of Common Stock (equivalent to an initial conversion rate of approximately 40.32 shares of Common Stock per $1,000 principal amount of Convertible Notes), representing a 30% premium over the closing price of the Common Stock on September 8, 2014. The conversion rate and the corresponding conversion price will be subject to adjustment for stock dividends (other than a dividend for which Purchasers would be entitled to participate on an as-converted basis), stock splits, reverse stock splits and reclassifications. In addition, in connection with certain significant corporate transactions, the Purchasers, at their option, may (i) require the Company to prepay all or a portion of the principal amount of the Purchaser’s Convertible Notes, plus accrued and unpaid interest, or (ii) convert all or a portion of the principal amount of the Purchaser’s Convertible Notes into, depending upon the type of transaction, shares of Common Stock or the right to receive upon consummation of the transaction the consideration the Purchaser would have received had the Purchaser converted its Convertible Notes immediately prior to the consummation of the transaction. The Convertible Notes provide for an increase in the conversion rate if the Purchasers elect to convert their Convertible Notes in connection with a significant corporate transaction. The maximum increase to the initial conversion rate, in connection with a significant corporate transaction, is approximately 12.07 shares of Common Stock per $1,000 principal amount of Conversion Notes, which decreases over time and is determined by reference to the price of the Common Stock prior to the consummation of the significant corporate transaction or the value of the significant corporate transaction, as the case may be.

The Note Purchase Agreement contains various representations and warranties, and affirmative and negative covenants, customary for financings of this type, including restrictions on the incurrence of additional debt and liens on the Company’s assets. The Note Purchase Agreement also provides for certain events of default, including the failure to pay principal and interest when due; inaccuracies in the Company’s representations and warranties to Deerfield; failure to comply with any of the covenants under the Note Purchase Agreement or Security Agreement; the Company’s insolvency or the occurrence of certain bankruptcy-related events; certain judgments against the Company; the suspension, cancellation or revocation of governmental authorizations that are reasonably expected to have a material adverse effect on the Company’s business; the acceleration of a specified amount of indebtedness; and the failure to deliver shares of Common Stock upon conversion of the Convertible Notes. If any event of default were to occur, and continue beyond any applicable cure period, the Purchasers of more than 50% of the aggregate principal amount of the then outstanding Convertible Notes would be permitted to declare the principal and accrued and unpaid interest to be immediately due and payable.

The foregoing descriptions of the Note Purchase Agreement and the Convertible Notes do not purport to be complete and are qualified in their entirety by reference to the Note Purchase Agreement and the form of Convertible Note attached thereto, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the third quarter ending September 30, 2014.

Neither the Convertible Notes nor the Common Stock that may be issued upon conversion thereof will be registered under the Securities Act. Neither the Convertible Notes nor the Common Stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Security Agreement

In connection with the Note Purchase Agreement, the Company entered into a Security Agreement (the “Security Agreement”) with the Purchasers and Deerfield Management Company, L.P., as agent for the Purchasers, pursuant to which the Company granted the Purchasers a first priority security interest in substantially all of the assets of the Company, including intellectual property, accounts, receivables, equipment, general intangibles, inventory and investment property, and all of the proceeds and products of the foregoing. The Security Agreement includes customary covenants, representations and warranties by the Company and remedies of the Purchasers. The Note Purchase Agreement provides that, upon the request of the Company, the Purchasers will release all of the liens on the collateral provided under the Security Agreement, which will terminate, if both (i) beginning one month after U.S. Food and Drug Administration approval of either RhopressaTM or RoclatanTM, shares of the Company’s common stock have traded at a price above $30 per share (subject to adjustment for any subdivision or combination of outstanding Common Stock) for 30 consecutive trading days, and (ii) the Company is prepared to close a financing that will be secured by a lien on the Company’s assets, subject only to the release of the lien on the Company’s assets in favor of the Purchasers.

The foregoing description of the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Security Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the third quarter ending September 30, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01, which is incorporated herein by reference, on September 8, 2014, the Company agreed to issue and sell $125.0 million aggregate principal amount of Convertible Notes to the Purchasers in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Company will sell the Convertible Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities

Act, and Regulation D promulgated thereunder. The Convertible Notes and Common Stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act. When issued, the Convertible Notes will be convertible into shares of Common Stock, as described in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERIE PHARMACEUTICALS, INC.

Date: September 12, 2014	By:	/s/ Richard J. Rubino
Richard J. Rubino
Chief Financial Officer